Exhibit 99.1

June 23, 2008

To our stockholders:

Our fiscal year 2007 was a tremendous year for National Health Partners as our revenue and gross profits have continued to soar and our net loss decreased substantially.  Over the past few months, we have signed agreements with several large organizations for the sale of our CARExpressTM programs as we continue to experience growing demand for our programs.  I would like to take this opportunity to discuss our recent accomplishments and our exciting plans for the next 12 months.

Industry Update

The current healthcare debacle in the United States continues to worsen.  More and more organizations are reducing the level of healthcare coverage they are providing to their employees and members, or terminating them entirely, as the cost of healthcare continues to soar.  Consider the following data from the U.S. Department of Commerce, the National Coalition on Healthcare and the Kaiser Commission, which was recently updated for 2006:

•                  15.8% of all Americans, or 47 million individuals, were without health insurance coverage in 2006, up from 15.3% of all Americans, or 44.8 million individuals, in 2005, an increase of 2.2 million people, and an additional 60 million people are underinsured;

•                  more than 40% of small businesses do not offer employer-sponsored health coverage

•                  premiums for employer-sponsored health coverage are expected to increase from $7,000 per year in 2001 to $17,000 per year in 2011

•                  the average cost of family coverage is now nearly $11,480 per year, including workers contributions of nearly $2,973.

Organizations of all sizes are turning to the discount healthcare market for solutions to the healthcare crisis, and we expect this migration to continue to drive demand for our unique and affordable CARExpressTM healthcare solutions.

CARExpressTM

CARExpressTM has become one of the most recognized names in the discount healthcare market and is one of the fastest growing companies in the healthcare industry.  There are several reasons why organizations across the country are turning to us rather than our competitors.  First, our CARExpressTM health savings network is the largest in the industry.  We have over 1,000,000 participating providers available to our members through our agreements with CareMark, Aetna, Optum, Outlook Vision, Integrated Health, Three Rivers and HealthFi – some of the largest and

National Health Partners, Inc., 120 Gibraltar Road, Suite 107, Horsham, PA 19044

Phone: (215) 682-7114 or (866) 635-9532; Fax: (215) 682-7116; Website: www.carexpresshealth.com most prestigious national medical networks in the country.  Second, we offer cutting-edge membership programs under the name “CARExpress Plus” that are comprised of our CARExpressTM health discount programs and limited liability insurance benefits underwritten by one of the world’s largest insurance companies.  And third, we provide a level of customer service that is unmatched in our industry.  We have a full team of primarily bilingual individuals who provide outstanding service to our members.  The culture that we have created at the company is inspiring to all of the people who work there.

2007 Financial Results

Our 2007 financial results were outstanding.  Revenue for 2007 increased 100% to $3,724,204 from $1,870,612 for 2006, and our gross profit increased $549,268 to $982,075 for 2007, representing an increase of 125% over gross profit of $432,807 for 2006.  In addition, our net loss per share decreased 75% to $(0.10) for 2007 from $(0.39) for 2006.  These numbers show substantial improvement in all of our financial metrics and represent a tremendous achievement for our employees and shareholders.

Revenue*	Gross Profit*
(in millions)	(in millions)

* 2008 numbers represent projections by the company.

Our performance this past year is not the by-product of a one-year spike in growth or a market anomaly.  It is the result of effective planning, work and dedication to delivering our members program innovations that differentiate National Health Partners from the marketplace and will enable us to continue to develop relationships with more and more small businesses, associations and other organizations.

Where Our Business is Heading

We are entering a particularly exciting time for National Health Partners which will be marked by a substantial increase in the amount of revenue we are generating and greatly improving financial fundamentals.  Over the course of the past few months, we successfully completed the changeover of the mix of business partners with whom we work.  In the past, we sold our CARExpressTM programs primarily through a single sales channel largely comprised of marketing companies and generated the majority of our revenue through a limited number of these marketing companies.  This was costly financially and produced members with very low retention rates.  In addition, it caused significant fluctuations in our results of operations as the number of sales they produced varied each month.

We are now marketing our programs to a variety of higher-quality sales channels.  By expanding the number and quality of the sales channels we are utilizing, we have diversified the number and mix of organizations selling our programs.  We are now selling our CARExpressTM programs through (i) “affinity groups,” (ii) brokers and agents, and (iii) consumers, and are marketing our programs to these various sales channels through (i) our direct sales force, (ii) co-sponsored marketing campaigns, and (iii) electronic media.  It is far less costly for us to sell our CARExpressTM programs through these sales channels than it is for us to engage in expensive, nation-wide marketing and advertising campaigns, and the members that we obtain through these sources tend to remain CARExpressTM members for a long period of time.

An “affinity group” is a group of people who share interests, issues, and a common bond or background, and offer support for each other.  These groups can be formed between friends, or people from the same community, workplace or organization.  Examples of the types of affinity groups that we are pursuing include unions, associations, chambers of commerce and small business networks.  These types of groups boast large numbers of members and are regarded by these members as a trusted source for information.  Thus, when these organizations market our CARExpressTM programs to their members, their members view the organizations efforts as an endorsement of our programs and are much more willing to consider and purchase our programs.

While we have only been pursuing affinity groups for only a short period of time, our efforts to date have been extremely successful.  In the past few months alone, we have entered into agreements with several large affinity groups, an overview of which is provided below:

•                  Chambers of Commerce.  We have entered into agreements with several diverse chambers of commerce, including the Troy Chamber of Commerce, the Asian Pacific American Chamber of Commerce, Kalamazoo Regional Chamber of Commerce and the Michigan Hispanic Chamber of Commerce, that are marketing our programs to more than 10,000 companies nationwide.

•                  Unions.  Initial sales of our CARExpress Plus programs in 2007 culminated with the purchase of a large number of these programs by a union for its members and our greatest achievement to date – a new relationship with a 5,000-member union that will be purchasing our CARExpress Plus programs for all of its members.

•                  Associations and Organizations. We have entered into agreements with a variety of associations, including the Polish National Alliance, a 4,500-member restaurant association and the Polish American Congress – Michigan Division, that are marketing our CARExpressTM programs to thousands of individuals.

•                  Employee Leasing Companies and Broker Groups.  Agreements that we entered into with such groups as Total HR and Consultancy Services International in 2007 are already beginning to produce sales of our CARExpressTM programs.

In additional to the affinity groups named above, we have signed up more than 200 insurance brokers to sell our CARExpressTM health discount programs and CARExpress Plus programs across the country and are beginning to generate sales through these individuals as well.  We are currently in negotiations with several unions, associations, chambers and commerce, small business groups and other affinity groups that will be making our CARExpressTM programs available to tens of thousands of households per year.

We are also seeking to add complementary product offerings to our family of CARExpressTM programs to further enhance the benefits available to our members.  We recently added our new CARExpressTM pharmacy discount program, which is a private-labeled prescription discount plan that features a formulary that organizes both brand name and generic prescription drugs into four pricing tiers.  We have received a tremendous amount of interest in this new program and are currently in negotiations with several organizations that want to offer it to their members.  With the addition of complementary products and services, we will transform National Health Partners into a comprehensive, full service health discount organization – something that none of our competitors have achieved or attempted.

Financial Outlook for 2008

Our business is really beginning to take off.  We continue to enter into agreements with a wide range of affinity groups and brokers and agents who are marketing our CARExpressTM health discount programs and CARExpress Plus programs to their members and clients.  Most importantly, we are beginning to experience a significant number of sales through these groups.  Purchases of our CARExpressTM membership programs by members of affinity groups located throughout the country will be the primary driver for revenue, positive cash flow and profitability in 2008.

We recently announced relationships with two groups – the Polish National Alliance and a 5,000-member union – that will represent the greatest driving forces behind our revenue growth during the second half of 2008:

•                  Polish National Alliance.  The Polish National Alliance (PNA) is the largest ethnically-based fraternal insurance society in the United States.  It is in the process of initiating a multi-faceted marketing campaign through which it will be promoting our CARExpressTM health discount programs to its 65,000 households nationwide.  The marketing campaign will utilize a variety of marketing channels, including: (i) the PNA’s own internal sales force and home office staff, (ii) an external network of approximately 500 licensed insurance brokers, (iii) a daily and bi-weekly newspaper owned by the PNA, (iv) newsletters that the PNA publishes and provides to its members, (v) radio commercials through two radio stations owned by the PNA, (vi) a bank with two branches that is owned by the PNA, and (vii) the PNA’s corporate website at www.pna-znp.org.

•                  5,000-Member Union.  Representing our single greatest accomplishment in our company’s history, we were recently selected by a 5,000-member union as the health benefit program provider for all of the union’s members.  The union will be purchasing specially-designed CARExpress Plus membership programs on behalf of all of its members.  On a conservative basis, this landmark deal is expected to generate between $600,000 and $800,000 of revenue per month and between $7.2 million and $9.6 million of revenue per year for us.  Upon completion of the enrollment of all participating union members in CARExpress Plus, we could be generating annual revenue of more than $12 million through this relationship.  What’s more, this is a fully funded deal for our CARExpress Plus programs, meaning that the union will be paying the monthly membership fees to us directly out of the union’s cash reserves rather than requiring that the union members pay all or part of the fees.

As we continue to generate monthly recurring revenue from our fast-growing membership base and expanding program offerings, we expect 2008 to be the fifth consecutive year for which we have achieved year-over-year revenue growth of over 100% and, more importantly, a year marked by accelerating revenue growth.  While our decision to terminate our relationships with marketing companies resulted in a temporary decrease in our quarterly revenue during the first half of 2008, we expect to experience a substantial surge in revenue during the second half of 2008 as a result of the quick and substantial traction we have gained with affinity groups and the revenue that we will generate through affinity groups such as the PNA and the 5,000-member union during the second half of 2008.  In addition, we expect to begin generating positive cash flow from operating activities and a net profit from operations during 2008.  Once we achieve these results, we will submit an application to have our common stock listed on the NASDAQ or AMEX, which will greatly increase the number of individuals and institutions following our stock.

We are performing exceptionally well and have achieved our remarkable results in the face of various crises that have enveloped the company at different times during the year.  We are working diligently to achieve our goal of increasing stockholder value and believe we have made the right investments in the people, programs and partnerships to allow us to grow quickly and efficiently during the remainder of 2008.  Based on our projected revenue over the next 12 months, our stock is currently trading at a forward-looking price-to-sales ratio of less than one, which is an incredibly low valuation for a high-growth company like us.  Most high-growth companies trade at a substantially higher price-to-sales ratio.  We believe the price of our stock will increase substantially as it reflects the growth that we are experiencing and the results that we are generating.

I would like to express my appreciation to our shareholders for all of the support they have provided to the company and its management team and for the patience they have displayed as long-term investors.  Our commitment to deliver outstanding financial performance continues through the execution of our strategic plan and delivery of industry-leading programs to our members.  As our revenue continues to grow and our costs continue to benefit from economies of scale, we will experience significant improvement to our bottom line.  We are accomplishing something very special and it is our goal to make sure that our shareholders reap the benefits of our success.

On behalf of our entire team, we thank you for your continued support and confidence in National Health Partners.

Sincerely,

/s/ David M. Daniels

David M. Daniels President & Chief Executive Officer

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This letter contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained herein, including, without limitation, statements regarding the company’s future financial position, business strategy, budgets, projected revenue and costs, and plans and objectives of management for future operations, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof or any variation thereon or similar terminology or expressions. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from results proposed in such statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can provide no assurance that such expectations will prove to have been correct. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, the company assumes no obligation to update or revise any of the information contained in this letter.